Exhibit 99.1

Strong sales execution bolstered Scripps’Q1 results as ad markets began to rebound
Local Media core advertising continued post-election momentum; Scripps Networks delivered as promised in first quarter as a division

May 7, 2021

CINCINNATI - In the first quarter of 2021, The E.W. Scripps Company (NASDAQ: SSP) completed its acquisition of national broadcast network ION, sold digital audio firm Triton and announced plans to redeem $400 million in bonds while delivering record company revenue.

•First-quarter Local Media core advertising outperformed expectations, up 2% on an adjusted-combined basis, driven by a rebound in the advertising market and strong sales execution. The top five core advertising categories were up on a year-over-year basis in March.
•The new Scripps Networks division met expectations on Q1 revenue, flat to Q1 2020 on an adjusted-combined basis, with margins of 43%. The networks are having a strong upfront season, attracting new advertisers, and also have seen strong demand and rate growth in direct response advertising. The division is on track to realize the synergies it identified related to the ION acquisition.
•On Jan. 7, Scripps closed on the acquisition of ION and combined it with Court TV, Newsy, Bounce, Grit, Laff and Court TV Mystery to create the Scripps Networks division. The new national networks portfolio comes together to offer advertisers a large nationwide audience of media consumers who include free over-the-air television in their self-made viewing bundles.
•On March 31, Scripps closed on the sale of Triton. iHeart Media purchased Triton for $230 million, representing 1.6 times cash-on-cash return for Scripps.
•On April 15, Scripps announced its plans to redeem all $400 million in aggregate principal of its outstanding 2025 senior notes on May 15, underscoring Scripps’ priority to reduce its debt.

“During the first quarter, our Local Media and Scripps Networks divisions capitalized on the resurgence of the local and national TV advertising marketplaces with strong sales execution and drove an exceptionally strong start to the year,” Scripps President and CEO Adam Symson said.

“In Local Media, service-oriented local business advertising continued its momentum from the end of 2020, and we saw significant growth in advertising tied to the number of states legalizing sports betting as well as meaningful new advertising business developed by our sales teams. The re-opening of economies as Americans receive vaccines for COVID-19 combined with the distribution of federal stimulus dollars is driving activity experts project will fuel ad spending throughout the year.

“Retransmission revenue grew 15% (adjusted combined) as we annualize a big reset in household rates last year and due to stabilization of pay TV household counts in the most recent reporting period.

“In our new Scripps Networks division, we are gaining strong traction in the upfront and scatter markets as well as continued growth in direct response advertising demand and rates. We delivered Q1 margins of more than 40% and expect to maintain margins this year in the 40% range (adjusted combined), other than a dip in the third quarter as we invest in the launch of the new networks Defy TV and True Real and prepare to deploy Newsy over the air.

“The foundation of our acquisition of ION and the creation of our OTA powerhouse networks portfolio is growth in free, over-the-air television viewing that consumers pair with subscription streaming services. Television is a high-free-cash-flow business, and Scripps is creating value today from our two highly profitable operating divisions even as we prepare to capitalize on future industry growth.”

Operating results
Effective with the close of the ION acquisition on Jan. 7, the company realigned its internal reporting structure and changed the reporting of its businesses’ operating results to reflect this new structure. Operating results are now reported under Local Media, Scripps Networks and Other segment captions. Our Scripps Networks segment is comprised of ION, Katz and Newsy. The operating results of our recently sold Triton business and the other businesses that were reported in our National Media segment are aggregated into the Other segment caption.

Unless otherwise indicated, all comparisons below are to as-reported results.

Total first-quarter company revenue was $541 million, an increase of 31% or $127 million from the prior-year quarter, which had included $18.7 million of political revenue.

Costs and expenses for segments, shared services and corporate were $408 million, up from $360 million in the year-ago quarter, reflecting the impact of the ION acquisition and higher affiliation fees for both our broadcast television stations and national networks.

Loss from continuing operations attributable to the shareholders of Scripps was $8.1 million or 10 cents per share. The current-year quarter included an $81.8 million gain from the sale of Triton, a $67.2 million non-cash adjustment due to the increase in the fair value of the outstanding common stock warrant liability as our stock price rose during the first quarter, acquisition and related integration costs of $28.6 million and $7.1 million of restructuring costs. These items decreased income from continuing operations by $29.3 million, net of taxes, or 36 cents per share. In the prior-year quarter, loss from continuing operations was $7.2 million or 9 cents per share. Pre-tax costs for the prior-year quarter included $4.9 million of acquisition and related integration costs that increased the loss from continuing operations by $3.7 million, net of taxes, or 5 cents per share.

First-quarter 2021 as-reported results by segment compared to prior-period amounts were:

Local Media
Revenue from Local Media was $313 million, down 3.8% from the prior-year quarter.

Core advertising revenue decreased 5.2% to $152 million, primarily reflecting the fourth-quarter 2020 sale of WPIX-TV in New York City. The COVID-19 pandemic reduced our core advertising revenue by about $8 million in the first quarter of 2020.

Political revenue was $1.3 million, compared to $18.7 million in the prior-year quarter.

Retransmission revenue increased 11% to $156 million. Scripps renegotiated three large retransmission consent contracts in 2020.

Total segment expenses decreased 3.5% to $257 million, primarily driven by a reduction in expenses as a result of the sale of WPIX. Additionally, toward the end of the first quarter of 2020, Scripps implemented cost-saving initiatives in response to the weakened economic conditions created by COVID-19.

Segment profit was $55.9 million, compared to $59.1 million in the year-ago quarter.

Scripps Networks
First-quarter revenue from Scripps Networks was $214 million. Expenses for Scripps Networks were $121 million. Segment profit was $92.2 million.

First-quarter 2021 adjusted-combined results by segment compared to prior-period amounts were:

In order to provide more meaningful year-over-year comparisons, we are providing non-GAAP supplemental information for certain revenues and expenses for the prior-year periods on an adjusted combined basis.

The adjusted combined revenue and expense information illustrates what the historical results of Scripps would have been, given the assumptions outlined in the supplemental materials and had the transactions been effective at the beginning of 2020. Refer to the “Supplemental Information” section that begins on page E-8 of the attached tables.

Local Media – Adjusted-Combined Basis
Adjusted-combined revenue from Local Media was $313 million, up $6.8 million or 2.2% from the prior-year quarter.

Core advertising rose 2.3% to $152 million. The COVID-19 pandemic reduced our core advertising revenue by about $8 million in the first quarter of 2020.

Political advertising revenue was $17.9 million in the first quarter of 2020 compared to $1.3 million in the current period.

Retransmission revenue increased 15%. Scripps renegotiated three large retransmission consent contracts in 2020.

Total segment expenses on an adjusted combined basis increased 3%.

Segment profit was $55.9 million, compared to $56.6 million in the year-ago quarter.

Scripps Networks – Adjusted-Combined Basis
Adjusted-combined revenue from Scripps Networks was $220 million, down $1.6 million or 0.7% from the prior-year quarter.

Total segment expenses decreased 3.3%.

Segment profit was $95.2 million, compared to $92.5 million in the year-ago quarter.

Financial condition
On March 31, cash and cash equivalents totaled $538 million while total debt was $3.8 billion.

On Jan. 7, the company issued an $800 million term loan and received $600 million of financing from Berkshire Hathaway, Inc. in exchange for series A preferred shares. The proceeds from these transactions, in combination with the $1.05 billion of bonds issued on Dec. 30, 2020, and other cash on hand, provided the financing for the ION acquisition. Under the terms of Berkshire Hathaway’s preferred equity investment, Scripps will be prohibited from paying dividends and purchasing its shares until all preferred shares are redeemed.

On April 15, the company said it will redeem the $400 million 2025 senior notes on May 15. The redemption price will be equal to 102.563% of the aggregate principal amount plus accrued and unpaid interest up to the redemption date. The notes will be redeemed with cash on hand.

Looking ahead
Comparisons for our segments are to the same period in 2020 on an adjusted-combined basis. Supplemental quarterly adjusted-combined financial results were provided in our 2020 year-end earnings release.

Second-quarter 2021
Local Media revenue	Up high teens
Local Media expense	Up low to mid-teens
Scripps Networks revenue	Up about 20%
Scripps Networks expense	Up about 10%
Shared services and corporate	About $20 million
Full-year 2021
Interest cash outlay	Between $120-$125 million
Net tax cash outlay	Between $85-$90 million
Pension contribution	About $25 million
Capex (excluding repack)	Between $65-$70 million
Depreciation & Amortization	About $150 million
Free cash flow	Between $210-$240 million

Conference call
The senior management of The E.W. Scripps Company will discuss the company’s first-quarter results during a telephone conference call at 9:30 a.m. Eastern today. To access the live webcast, visit http://ir.scripps.com and find the link under “upcoming events.”

To access the conference call by telephone, dial (844) 867-6169 (U.S.) or (409) 207-6975 (international) and give the access code 3859521 approximately five minutes before the start of the call. Investors and analysts will need the name of the call (“Scripps earnings call”) to be granted access. The public is granted access to the conference call on a listen-only basis.

A replay line will be open from 1:30 p.m. Eastern time May 7 until midnight May 21. The domestic number to access the replay is (866) 207-1041 and the international number is (402) 970-0847. The access code for both numbers is 1165507.

A replay of the conference call will be archived and available online for an extended period of time following the call. To access the audio replay, visit http://ir.scripps.com/ approximately four hours after the call, and the link can be found on that page under “audio/video links.”

Forward-looking statements
This document contains certain forward-looking statements related to the company’s businesses that are based on management’s current expectations. Forward-looking statements are subject to certain risks, trends and uncertainties, including changes in advertising demand and other economic conditions that could cause actual results to differ materially from the expectations expressed in forward-looking statements. Such forward-looking statements are made as of the date of this document and should be evaluated with the understanding of their inherent uncertainty. A detailed discussion of principal risks and uncertainties, including those engendered by the COVID-19 pandemic, that may cause actual results and events to differ materially from such forward-looking statements is included in the company’s Form 10-Q, on file with the SEC, in the section titled “Risk Factors.” The company undertakes no obligation to publicly update any forward-looking statements to reflect events or circumstances after the date such statements are made.

About Scripps
The E.W. Scripps Company (NASDAQ: SSP) is a diversified media company focused on creating a better-informed world. As the nation’s fourth-largest local TV broadcaster, Scripps serves communities with quality, objective local journalism and operates a portfolio of 61 stations in 41 markets. The Scripps Networks reach nearly every American through the national news outlets Court TV and Newsy and popular entertainment brands ION, Bounce, Grit, Laff and Court TV Mystery. Scripps is the nation’s largest holder of broadcast spectrum. Scripps runs an award-winning investigative reporting newsroom in Washington, D.C., and is the longtime steward of the Scripps National Spelling Bee. Founded in 1878, Scripps has held for decades to the motto, “Give light and the people will find their own way.”

Investor contact:
Carolyn Micheli, The E.W. Scripps Company, 513-977-3732, Carolyn.micheli@scripps.com

Media contact:
Kari Wethington, The E.W. Scripps Company, 513-977-3763, Kari.wethington@scripps.com

THE E.W. SCRIPPS COMPANY
RESULTS OF OPERATIONS

	Three Months Ended March 31,
(in thousands, except per share data)	2021	2020

Operating revenues	$540,921	$414,223
Segment, shared services and corporate expenses	(408,421)	(359,611)
Acquisition and related integration costs	(28,645)	(4,910)
Restructuring costs	(7,050)	—
Depreciation and amortization of intangible assets	(39,507)	(27,345)
Gains (losses), net on disposal of property and equipment	(80)	(1,433)
Operating expenses	(483,703)	(393,299)
Operating income	57,218	20,924
Interest expense	(43,882)	(25,798)
Defined benefit pension plan income (expense)	7	(1,026)
Gains on sale of business	81,784	—
Gains (losses) on stock warrants	(67,244)	—
Miscellaneous, net	(4,851)	1,114
Income (loss) from continuing operations before income taxes	23,032	(4,786)
Provision for income taxes	(19,529)	(2,412)
Income (loss) from continuing operations, net of tax	3,503	(7,198)
Income (loss) from discontinued operations, net of tax	2,064	(4,611)
Net income (loss)	5,567	(11,809)
Preferred stock dividends	(11,643)	—
Net loss attributable to the shareholders of The E.W. Scripps Company	$(6,076)	$(11,809)

Net income (loss) per diluted share of common stock:
Income (loss) from continuing operations	$(0.10)	$(0.09)
Income (loss) from discontinued operations	0.02	(0.06)
Net income (loss) per diluted share of common stock:	$(0.07)	$(0.15)

Weighted average diluted shares outstanding	81,902	81,077
See notes to results of operations.
The sum of net income (loss) per share from continuing and discontinued operations may not equal the reported total net income (loss) per share as each is calculated independently.

Notes to Results of Operations
1. SEGMENT INFORMATION
We determine our business segments based upon our management and internal reporting structures, as well as the basis on which our chief operating decision maker makes resource-allocation decisions.
Effective with the January 7, 2021 close of the ION acquisition, we realigned our internal reporting structure and changed the reporting of our businesses’ operating results to reflect this new structure. Under the new structure, our operating results are reported under Local Media, Scripps Networks and Other segment captions.
Our Local Media segment includes our 61 local broadcast stations and their related digital operations. It is comprised of 18 ABC affiliates, 11 NBC affiliates, nine CBS affiliates and four FOX affiliates. We also have 12 CW affiliates - four on full power stations and eight on multicast; two MyNetworkTV affiliates; three independent stations and 10 additional low power stations. Our Local Media segment earns revenue primarily from the sale of advertising to local, national and political advertisers and retransmission fees received from cable operators, telecommunications companies and satellite carriers. We also receive retransmission fees from over-the-top virtual MVPDs such as Hulu, YouTubeTV and AT&T Now.

Our Scripps Networks segment is comprised of the ION national network, the Katz multicast networks and the Newsy national news network. These operations earn revenue primarily through the sale of advertising.
The operating results of our recently sold Triton business, and the other national businesses that were previously reported in our National Media segment, are aggregated with our remaining business activities in the Other segment caption.

Our respective business segment results reflect the impact of intercompany carriage agreements between our local broadcast television stations and our national networks. We also allocate a portion of certain corporate costs and expenses, including information technology, certain employee benefits and shared services to our business segments. These intercompany agreements and allocations are generally amounts agreed upon by management, which may differ from an arms-length amount.

Our chief operating decision maker evaluates the operating performance of our business segments and makes decisions about the allocation of resources to our business segments using a measure called segment profit. Segment profit excludes interest, defined benefit pension plan amounts, income taxes, depreciation and amortization, impairment charges, divested operating units, restructuring activities, investment results and certain other items that are included in net income (loss) determined in accordance with accounting principles generally accepted in the United States of America.

Information regarding the operating results of our business segments is as follows:

	Three Months Ended March 31,
(in thousands)	2021	2020	Change

Segment operating revenues:
Local Media	$312,581	$324,933	(3.8)%
Scripps Networks	213,660	76,755
Other	18,121	15,664	15.7%
Intersegment eliminations	(3,441)	(3,129)	10.0%
Total operating revenues	$540,921	$414,223	30.6%

Segment profit (loss):
Local Media	$55,937	$59,106	(5.4)%
Scripps Networks	92,203	9,969
Other	3,281	4,191	(21.7)%
Shared services and corporate	(18,921)	(18,654)	1.4%
Acquisition and related integration costs	(28,645)	(4,910)
Restructuring costs	(7,050)	—
Depreciation and amortization of intangible assets	(39,507)	(27,345)
Gains (losses), net on disposal of property and equipment	(80)	(1,433)
Interest expense	(43,882)	(25,798)
Defined benefit pension plan income (expense)	7	(1,026)
Gains on sale of business	81,784	—
Gains (losses) on stock warrants	(67,244)	—
Miscellaneous, net	(4,851)	1,114
Income (loss) from continuing operations before income taxes	$23,032	$(4,786)

Operating results for our Local Media segment were as follows:

	Three Months Ended March 31,
(in thousands)	2021	2020	Change

Segment operating revenues:
Core advertising	$152,138	$160,522	(5.2)%
Political	1,311	18,720
Retransmission and carriage fees	155,659	140,327	10.9%
Other	3,473	5,364	(35.3)%
Total operating revenues	312,581	324,933	(3.8)%
Segment costs and expenses:
Employee compensation and benefits	106,828	111,596	(4.3)%
Programming	110,330	102,273	7.9%
Other expenses	39,486	51,958	(24.0)%
Total costs and expenses	256,644	265,827	(3.5)%
Segment profit	$55,937	$59,106	(5.4)%
Operating results for our Scripps Networks segment were as follows:

	Three Months Ended March 31,
(in thousands)	2021	2020	Change

Total operating revenues	$213,660	$76,755
Segment costs and expenses:
Employee compensation and benefits	23,637	13,536	74.6%
Programming	61,627	32,392	90.3%
Other expenses	36,193	20,858	73.5%
Total costs and expenses	121,457	66,786	81.9%
Segment profit	$92,203	$9,969

2. CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)	As of March 31, 2021	As of December 31, 2020

ASSETS
Current assets:
Cash and cash equivalents	$538,185	$576,021
Cash restricted for pending acquisition	—	1,050,000
Other current assets	534,552	468,164
Total current assets	1,072,737	2,094,185
Investments	15,555	14,404
Property and equipment	397,858	343,920
Operating lease right-of-use assets	128,217	51,471
Goodwill	2,963,565	1,203,212
Other intangible assets	1,997,712	975,444
Programming	300,022	138,701
Miscellaneous	23,014	38,049
TOTAL ASSETS	$6,898,680	$4,859,386

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$66,479	$68,139
Unearned revenue	21,408	14,101
Current portion of long-term debt	18,612	10,612
Accrued expenses and other current liabilities	325,311	265,604
Total current liabilities	431,810	358,456
Long-term debt (less current portion)	3,690,284	2,923,359
Other liabilities (less current portion)	1,207,399	414,306
Total equity	1,569,187	1,163,265
TOTAL LIABILITIES AND EQUITY	$6,898,680	$4,859,386

3. EARNINGS PER SHARE (“EPS”)

Unvested awards of share-based payments with rights to receive dividends or dividend equivalents, such as our RSUs, are considered participating securities for purposes of calculating EPS. Under the two-class method, we allocate a portion of net income to these participating securities and, therefore, exclude that income from the calculation of EPS for common stock. We do not allocate losses to the participating securities.

The following table presents information about basic and diluted weighted-average shares outstanding:

	Three Months Ended March 31,
(in thousands)	2021	2020

Numerator (for basic and diluted earnings per share)
Income (loss) from continuing operations, net of tax	$3,503	$(7,198)
Less preferred stock dividends	(11,643)	—
Numerator for basic and diluted earnings per share	$(8,140)	$(7,198)
Denominator
Basic weighted-average shares outstanding	81,902	81,077
Effect of dilutive securities:
Restricted stock units	—	—
Diluted weighted-average shares outstanding	81,902	81,077

4. NON-GAAP INFORMATION

In addition to results prepared in accordance with GAAP, this earnings release discusses free cash flow, a non-GAAP performance measure that management and the company’s Board of Directors uses to evaluate the performance of the business. We also believe that the non-GAAP measure provides useful information to investors by allowing them to view our business through the eyes of management and is a measure that is frequently used by industry analysts, investors and lenders as a measure of valuation for broadcast companies.

Free cash flow is calculated as non-GAAP Adjusted EBITDA (as defined below), plus reimbursements received from the FCC for repack expenditures, less capital expenditures, preferred stock dividends, interest payments, income taxes paid (refunded) and contributions to defined retirement plans.

Adjusted EBITDA is calculated as income (loss) from continuing operations, net of tax, plus income tax expense (benefit), interest expense, defined benefit pension plan expense (income), share-based compensation costs, depreciation, amortization of intangible assets, loss (gain) on business and asset disposals, mark-to-market losses (gains), acquisition and integration costs, restructuring charges and certain other miscellaneous items.

A reconciliation of these non-GAAP measures to the comparable financial measure in accordance with GAAP is as follows:

	Three Months Ended March 31,
(in thousands)	2021	2020

Income (loss) from continuing operations, net of tax	$3,503	$(7,198)
Provision for income taxes	19,529	2,412
Interest expense	43,882	25,798
Defined benefit pension plan expense (income)	(7)	1,026
Share-based compensation costs	8,298	4,147
Depreciation	14,125	13,351
Amortization of intangible assets	25,382	13,994
Losses (gains), net on disposal of property and equipment	80	1,433
Acquisition and related integration costs	28,645	4,910
Restructuring costs	7,050	—
Gains on sale of business	(81,784)	—
(Gains) losses on stock warrants	67,244	—
Miscellaneous, net	4,851	(1,114)
Adjusted EBITDA	140,798	58,759
Capital expenditures	(7,392)	(16,369)
Proceeds from FCC Repack	5,345	2,719
Preferred stock dividends	(9,067)	—
Interest paid	(29,354)	(24,833)
Income taxes refunded (paid)	547	(12)
Contributions for defined retirement plans	(5,965)	(5,039)
Free cash flow	$94,912	$15,225

ADJUSTED COMBINED SUPPLEMENTAL INFORMATION

Due to the effect that the ION acquisition and WPIX television station disposition has on our segment operating results, and to provide meaningful period over period comparisons, we are presenting supplemental non-GAAP (Generally Accepted Accounting Principles) information for certain financial results on an adjusted combined basis. The adjusted combined financial results have been compiled by adding, as of the earliest period presented, the impact from the acquired ION television stations' historical revenue, employee compensation and benefits, programming and other expenses to Scripps’ historical revenue, employee compensation and benefits, programming and other expenses captions reported within the Scripps Networks segment. Similarly, WPIX’s historical revenue, employee compensation and benefits, programming and other expenses have been subtracted, as of the earliest period presented, from Scripps’ historical revenue, employee compensation and benefits, programming and other expenses captions historically reported within our Local Media segment. These historical results are adjusted for certain intercompany adjustments and other impacts that would result from the companies operating under the ownership of Scripps as of the earliest period presented.

Effective with the January 7, 2021 close of the ION acquisition, we realigned the Company’s internal reporting structure and changed the reporting of our businesses’ operating results to reflect this new structure. Under the new structure, our operating results are reported under Local Media, Scripps Networks and Other segment captions. The Scripps Networks segment is comprised of the ION national network, the Katz multicast networks and the Newsy national news network. Our recently sold Triton business and other national businesses that were previously reported in our National Media segment are aggregated with our remaining business activities in the Other segment caption.

Management uses the adjusted combined non-GAAP supplemental information for purposes of evaluating the Company’s segment results. The company therefore believes that the non-GAAP measure presented provides useful information to investors by allowing them to view the company’s businesses through the eyes of management, facilitating comparison of Local Media and Scripps Networks results across historical periods and providing a focus on the underlying ongoing operating performance of our segments.

The company uses the adjusted combined non-GAAP supplemental information to supplement the financial information presented on a GAAP historical basis. This non-GAAP supplemental information is not to be considered in isolation from, or as a substitute for, the related GAAP measures, and should be read only in conjunction with financial information presented on a GAAP basis.

The adjusted combined financial results contained in the following supplemental information is for informational purposes only. These results do not necessarily reflect what the historical results of Scripps would have been if the acquisition of ION or sale of WPIX had occurred on January 1, 2020. Nor is this information necessarily indicative of the future results of operations of the combined entities.

The adjusted combined financial information is not pro forma information prepared in accordance with Article 11 of SEC regulation S-X, and the preparation of information in accordance with Article 11 would result in a significantly different presentation.

Local Media adjusted combined segment profit

	Three Months Ended March 31,
(in thousands)	2021	2020	Change

Segment operating revenues:
Core advertising	$152,138	$148,712	2.3%
Political	1,311	17,890
Retransmission and carriage fees	155,659	135,590	14.8%
Other	3,473	3,585	(3.1)%
Total operating revenues	312,581	305,777	2.2%
Segment costs and expenses:
Employee compensation and benefits	106,828	103,113	3.6%
Programming	110,330	99,403	11.0%
Other expenses	39,486	46,683	(15.4)%
Total costs and expenses	256,644	249,199	3.0%
Segment profit	$55,937	$56,578	(1.1)%
Non-GAAP reconciliation

Below is a reconciliation of Scripps historical reported revenue and segment profit for its Local Media segment to the adjusted combined revenue and adjusted combined segment profit for the Local Media segment following the sale of WPIX.

	Three Months Ended March 31,
(in thousands)	2021	2020

Local Media operating revenues, as reported	$312,581	$324,933
WPIX disposition	—	(19,156)
Local Media adjusted combined operating revenues	$312,581	$305,777

	Three Months Ended March 31,
(in thousands)	2021	2020

Local Media segment profit, as reported	$55,937	$59,106
WPIX disposition	—	(2,528)
Local Media adjusted combined segment profit	$55,937	$56,578

Scripps Networks adjusted combined segment profit

	Three Months Ended March 31,
(in thousands)	2021	2020	Change

Total operating revenues	$220,382	$221,968	(0.7)%
Segment costs and expenses:
Employee compensation and benefits	24,785	25,679	(3.5)%
Programming	63,662	68,581	(7.2)%
Other expenses	36,749	35,255	4.2%
Total costs and expenses	125,196	129,515	(3.3)%
Segment profit	$95,186	$92,453	3.0%

Non-GAAP reconciliation
Below is a reconciliation of Scripps historical reported revenue and segment profit for its Scripps Networks segment to the adjusted combined revenue and adjusted combined segment profit for the Scripps Networks segment following the acquisition of ION.

	Three Months Ended March 31,
(in thousands)	2021	2020

Scripps Networks operating revenues, as reported	$213,660	$76,755
ION acquisition	6,722	145,213
Scripps Networks adjusted combined operating revenues	$220,382	$221,968

	Three Months Ended March 31,
(in thousands)	2021	2020

Scripps Networks segment profit, as reported	$92,203	$9,969
ION acquisition	2,983	82,484
Scripps Networks adjusted combined segment profit	$95,186	$92,453